UNITED STATES

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GENERAL MOTORS COMPANY

300 Renaissance Center, Detroit, Michigan 48265

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2024 General Motors Annual Meeting of Shareholders M e e t i n g D a t e : J u n e 4 , 2 0 2 4 1

Company Overview and Executive Compensation Supplement General Motors Company (“GM” or the “Company”) is providing the following supplemental information regarding the Compensation Discussion and Analysis provided in the Company’s Proxy Statement for the 2024 Annual Meeting of Shareholders to be held on June 4, 2024. In light of the rationale and outcomes described in our Proxy Statement, and the additional information set forth in this supplement, the Board of Directors reiterates its recommendation to vote FOR the approval, in a non-binding advisory vote, of the compensation of GM’s named executive officers. 2

Purpose We pioneer the innovations that move and connect people to what matters Vision We see a world with Zero Crashes, Zero Emissions and Zero Congestion a n d o u r p e o p l e a r e t h e d r i v i n g f o r c e i n m a k i n g t h i s a r e a l i t y 3

Our Strategic Priorities Deliver a Leading Customer Experience INTERNAL ELECTRIC SOFTWARE & AUTONOMOUS COMBUSTION VEHICLES SERVICES VEHICLES ENGINE VEHICLES Refresh and optimize Launch differentiated, Leverage technology Develop safe, highly profitable ICE purpose-built portfolio to generate revenue autonomous technology portfolio to sustain with quality to achieve streams that enhance for the rideshare and market leadership profitable EVs customer experience personal AV markets 4

CY 2023 Financial Highlights $171.8B $10.1B 5.9% $7.32 Net income Net sales and revenue EPS-Diluted Net Income Margin attributable to stockholders 1 $12.4B $7.68 7.2% 3,768K Wholesale Units EPS-Diluted-Adjusted EBIT-Adj. Margin EBIT–Adj. 1 2023 EBIT adj. includes $(1.1)B estimated impact due to ~95k units of production lost caused by labor disruptions. 5

Improved Shareholder Returns Return Cash to Shareholders • Targeting consistent cash returns to shareholders • ~60% of cash flow generated in the last 3 years went to shareholders as a buyback or dividend • Increased dividend 33% from $0.09 per share to $0.12 per share effective in 2024 • We see opportunities to continue to provide returns to shareholders by repurchasing 1 Repurchases amount includes full $10B of ASR announced in November of 2023, and other repurchases in 2023. shares in 2024 6

* Total Stock Return Since November 2023 GM’s Stock Return Has Outperformed Peers and the S&P 500 Since its Accelerated Share Repurchase Announcement *Represents stock price performance 11/28/2023 through 4/30/2024 (does not include the impact of dividends) 7 Dow Jones Automobiles & Parts Titans 30 Index (DIJTATO)

History of Proactive Engagement and Board Responsiveness to Shareholder Feedback 8

STIP Results Reflect Strong Operational Execution In Challenging Environment, Recognition of Need for Stock Price Appreciation STIP performance measures are linked to the Company’s annual financial goals and strategic goals that drive our long-term strategy. • Following our record EBIT-adjusted performance in 2022, the 2023 STIP targets were aligned to the Company’s disciplined business plan as reviewed and approved by the Board. The Compensation Committee set the 2023 STIP targets for EBIT-adjusted and Adjusted Automotive Free Cash Flow (AAFCF) below 2022 results due to (i) moderation in the pricing environment based on industry supply normalization and softening overall macroeconomic conditions; (ii) normalization of GM Financial EBT performance; (iii) lower pension income driven by increasing interest rates; and (iv) increased investment in EVs and growth initiatives. • Through strong execution in the core business and at GM Financial and cost discipline initiatives management delivered strong financial results, despite tightening economic conditions and unanticipated headwinds related to policy, warranty, and other supplier-related developments. • Despite this strong core performance, the Compensation Committee exercised negative discretion to our STIP payout through a downward adjustment to the performance result for AAFCF. The Committee’s adjustment brought the STIP payout from a potential 136% to a final payout of 125%. • For 2024, the Compensation Committee also kept CEO’s target total pay flat relative to 2022 and the President’s compensation flat compared to 2023, reflecting the Committee’s view that their compensation is appropriately positioned. 9

Executive Compensation Aligned to Performance L T I P W o r k i n g a s D e s i g n e d Consistently Delivering Strong Results and Meeting or Exceeding our Financial Commitments • GM delivered strong financial performance in 2023 but underperformed relative to commitments on its transformation journey during the year (particularly with EV production and AV technology), which was reflected in the Company’s stock price. • This under performance was reflected in the value of the stock options held by executives and also in the below-target payout of 74% for the Performance Share Units that vested this year covering the 2021-2023 performance period, due to a below-threshold performance result on Relative TSR, combined with achieving th 79 percentile performance on Relative ROIC-adjusted. 10

Enhancements Driving Accountability and Execution The Compensation Committee made several key enhancements to our compensation plans for 2024 that we believe will drive execution and hold management accountable for performance against specific, near-term strategic goals. At the same time, we are evolving our long-term incentive programs to more closely align compensation to the interests of our shareholders. Together, these enhancements will drive near-term execution, long-term shareholder value, and help attract and retain key talent. Key Enhancements Performance Measures • While EBIT-adjusted and Adjusted Automotive Free Cash Flow will remain the primary financial performance measures under the 2024 STIP, the plan will also incorporate specific, quantitative performance measures mapped to our four strategic areas of focus: ICE, EV, AV, and Software and Services. • Our LTIP performance measures will continue to focus on creating long-term shareholder value and Company profitability, while increasing the focus on cash generation. New Structure – Elimination of Stock Options: To remain competitive in acquiring the talent we need and to efficiently utilize the shares available in the equity plan, our new LTIP structure will now incorporate RSUs in lieu of stock options, while retaining at risk compensation with PSUs representing 75% of each LTIP grant. 11

Information Relevant To This Presentation Cautionary Note on Forward-Looking Statements This communication and related comments by management, may include “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact. Forward-looking statements represent our current judgment about possible future events and are often identified by words like “aim,” “anticipate,” “appears,” “approximately,” “believe,” “continue,” “could,” “designed,” “effect,” “estimate,” “evaluate,” “expect,” “forecast,” “goal,” “initiative,” “intend,” “may,” “objective,” “outlook,” “plan,” “potential,” “priorities,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “will,” “would,” or the negative of any of those words or similar expressions. In making these statements, we rely on assumptions and analysis based on our experience and perception of historical trends, current conditions and expected future developments as well as other factors we consider appropriate under the circumstances. We believe these judgments are reasonable, but these statements are not guarantees of any future events or financial results, and our actual results may differ materially due to a variety of important factors, many of which are beyond our control. These factors, which may be revised or supplemented in subsequent reports we file with the SEC, include, among others, the following: (1) our ability to deliver new products, services, technologies and customer experiences; (2) our ability to timely fund and introduce new and improved vehicle models; (3) our ability to profitably deliver a broad portfolio of electric vehicles (EVs); (4) the success of our current line of internal combustion engine vehicles; (5) our highly competitive industry; (6) the unique technological, operational, regulatory and competitive risks related to the timing and commercialization of autonomous vehicles (AVs), including the various regulatory approvals and permits required for operating driverless AVs in multiple markets; (7) risks associated with climate change; (8) global automobile market sales volume; (9) inflationary pressures, persistently high prices, uncertain availability of raw materials and commodities, and instability in logistics and related costs; (10) our business in China, which is subject to unique operational, competitive, regulatory and economic risks; (11) the success of our ongoing strategic business relationships and of our joint ventures; (12) the international scale and footprint of our operations, which exposes us to a variety of unique political, economic, competitive and regulatory risks; (13) any significant disruption at any of our manufacturing facilities; (14) the ability of our suppliers to deliver parts, systems and components without disruption and at such times to allow us to meet production schedules; (15) pandemics, epidemics, disease outbreaks and other public health crises; (16) the possibility that competitors may independently develop products and services similar to ours, or that our intellectual property rights are not sufficient to prevent competitors from developing or selling those products or services; (17) our ability to manage risks related to security breaches and other disruptions to our information technology systems and networked products; (18) our ability to comply with increasingly complex, restrictive and punitive regulations relating to our enterprise data practices; (19) our ability to comply with extensive laws, regulations and policies applicable to our operations and products, including those relating to fuel economy, emissions and AVs; (20) costs and risks associated with litigation and government investigations; (21) the costs and effect on our reputation of product safety recalls and alleged defects in products and services; (22) any additional tax expense or exposure or failure to fully realize available tax incentives; (23) our continued ability to develop captive financing capability through General Motors Financial Company, Inc.; and (24) any significant increase in our pension funding requirements. A further list and description of these risks, uncertainties and other factors can be found in our most recent Annual Report on Form 10-K and our subsequent filings with the SEC. We caution readers not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors, except where we are expressly required to do so by law. Non-GAAP financial measures: see our most recent annual report on Form 10-K and our other filings with the Securities and Exchange Commission for a description of certain non-GAAP measures used in this presentation, including EBIT-adjusted, EPS-diluted-adjusted, ETR-adjusted, ROIC-adjusted and adjusted automotive free cash flow, along with a description of various uses for such measures. Our calculation of these non-GAAP measures are set forth within these reports and the select supplemental financial information section of this presentation and may not be comparable to similarly titled measures of other companies due to potential differences between companies in the method of calculation. As a result, the use of these non-GAAP measures has limitations and should not be considered superior to, in isolation from, or as a substitute for, related U.S. GAAP measures. When we present our total company EBIT-adjusted, GMF is presented on EBT-adjusted basis. Additional information: in this presentation and related comments by management, references to “record” or “best” performance (or similar statements) refer to General Motors Company, as established in 2009. In addition, certain figures included in the charts and tables in this presentation may not sum due to rounding. All comparisons are year-over-year, unless otherwise noted. Simulated models and pre-production models shown throughout; production vehicles will vary. For information on models shown, including availability, see each GM brand website for details. ‘ 12

Reconciliation of EBIT-Adjusted and EBIT-Adjusted Margin ($B) YTD 2022 2023 Net sales and revenue 156.7 171.8 Net income (loss) attributable to stockholders 9.9 10.1 Net income margin 6.3% 5.9% Income tax expense (benefit) 1.9 0.6 Automotive interest expense 1.0 0.9 Automotive interest income (0.5) (1.1) Adjustments 1 Voluntary separation program— 1.0 2 Buick dealer strategy 0.5 0.6 3 Cruise restructuring— 0.5 4 GM Korea wage litigation— (0.1) 5 India asset sales— (0.1) 6 Cruise compensation modifications 1.1— 7 Russia exit 0.7— 8 Patent royalty matters (0.1)— Total adjustments 2.1 1.9 EBIT (loss)-adjusted 14.5 12.4 EBIT-adjusted margin 9.2% 7.2% 1 These adjustments were excluded because they relate to the acceleration of attrition as part of the cost reduction program announced in January 2023, primarily in the U.S. 2 These adjustments were excluded because they relate to strategic activities to transition certain Buick dealers out of our dealer network as part of Buick’s EV strategy. 3 These adjustments were excluded because they relate to restructuring costs resulting from Cruise voluntarily pausing its driverless, supervised and manual AV operations in the U.S. while it examines its processes, systems and tools. The adjustments primarily consist of non-cash restructuring charges, supplier related charges and employee separation charges. 4 These adjustments were excluded because they relate to the partial resolution of subcontractor matters in Korea. 5 These adjustments were excluded because they relate to an asset sale resulting from our strategic decision in 2020 to exit India. 6 This adjustment was excluded because it relates to the one-time modification of Cruise stock incentive awards. 7 This adjustment was excluded because it relates to the shutdown of our Russia business including the write off of our net investment and release of accumulated translation losses into earnings. 13 8 This adjustment was excluded because it relates to the resolution of substantially all royalty matters accrued with respect to past-year vehicle sales in 2022.

Reconciliation of EPS-Diluted-Adjusted YTD All amounts in $B except EPS-diluted 2022 2023 Diluted earnings per common share $6.13 $7.32 1 1.46 1.36 Adjustments 2 (0.29) (0.37) Tax effect on adjustments 3 (0.33) (0.64) Tax adjustments 4 0.63— Deemed dividend adjustment EPS-diluted-adjusted $7.59 $7.68 1 See slide 13 for description of adjustments. 2 The tax effect of each adjustment is determined based on the tax laws and valuation allowance status of the jurisdiction to which the adjustment relates. 3 In the year ended December 31, 2023, the adjustment consists of tax benefit related to the release of a valuation allowance against deferred tax assets considered realizable in Korea. In the year ended December 31, 2022, the adjustment consists of tax benefit related to the release of a valuation allowance against deferred tax assets considered realizable as a result of Cruise tax reconsolidation. 4 This adjustment consists of a deemed dividend related to the purchase of Cruise preferred shares from SoftBank in the year ended December 31, 2022. 14